CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 13, 1998, relating to the financial statements and financial highlights of The Lipper Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
March 20, 1998